2006 Executive
Annual Incentive Plan
March 2006

2006 Executive Annual Incentive Plan
The performance goals for 2006 are based on the 2006 business plan approved by the Board of Directors. These goals reflect the Board of Directors and CEO’s expectations for performance and accountability of the leadership team.
For 2006, the goals will be comprised of six measures which are listed below with the weighting:
•	Financial Objectives: 70%
–	EPS: 40%

–	EBITDA: 30%
•	Business Objectives: 20%
–	Safety: 10%

–	SG&A: 5%

–	Working Capital: 5%
•	Personal Business Goal: 10%
Three performance levels have been established for each measure, with a corresponding percentage of the target award opportunity.
•	Minimum performance (80% obtainment) pays 50% of the target award opportunity.

•	Expected performance (100% obtainment) pays 100% of the target award opportunity.

•	Superior performance (120% obtainment) pays 150% of the target award opportunity.
Some incentive can still be earned if you are close to, but fall short of the goals. Also, higher incentives may be earned if goals are exceeded. Therefore, if actual performance falls between any of the defined levels, the award opportunities will be calculated proportionately.
2006 Performance Goals Definitions
Financial Measures — 70%
     Earnings Per Share (EPS — 40% weighting)
•	The definition of EPS is net income divided by the number of shares outstanding. EPS is the most common way that public companies are measured.
     Earnings before interest, taxes, depreciation, and amortization (EBITDA — 30% weighting)
•	EBITDA is a commonly used measure of cash flow from operations. Cash flow is critical to our company in order for us to meet our debt covenants, make capital investments, pay the interest on our debt, and begin to pay down our debt. Depreciation and amortization are expenses of the business that relate to past investments (i.e., the purchase of barges). Therefore, to determine how much cash is available, we add these expenses back to our operating earnings.

2006 Performance Goals Definitions Continued
Business Objectives — 20%
A portion of the incentive opportunity will be determined by performance on key measures of strategy, operations, or people. For 2006, given we are in a goal development transition year as a Company, we have provided targets and measures for Safety, SG&A and Working Capital.
     Safety (10% weighting)
•	It is critical that we continue to provide a safe environment for all employees. In 2005, we experienced a unique level of performance with an incident rate of 2.19. We will continue to work toward similar positive results in 2006. However, we have elected to leave the target goal at 2.5 due to the potential increase of exposure resulting from more aggressive production turns. Safety will be measured by the incident rate which is defined as the number of recordable injuries × 200,000 divided by the number of employee hours worked.
     Selling, General, & Administrative (SG&A — 5% weighting))
•	This expense category is disclosed in the Company financial statements and will be measured as a percent of total revenue. It represents our need to be more efficient and to improve our profit margins.
     Working Capital (5% weighting)
•	By managing our working capital, we generate cash to help pay down debt and pay for investments. Working capital is measured by adding accounts receivable + inventory minus accounts payable divided by revenue.
Personal Business Goal — 10%
•	Each individual will select a goal from their 2006 department goals which must be agreed upon between the individual and Supervisor and approved by the Compensation Committee. There is no minimum threshold of achievement for this goal. The individual must achieve a performance level of “expected” to receive a payout. If the goal is exceeded, a percentage level of achievement equal to that achieved by the Financial Measures will be awarded, if it is higher.

Plan Administration
Eligibility Criteria
•	Full-time salaried senior executive employees identified by the Compensation Committee

•	Hire date on or before September 30, 2006

•	Employed by ACL or one of its subsidiaries at time the incentive awards are paid

•	Individual performance rated at a satisfactory level or higher
Award Calculations
The awards will be calculated based on the following formula:
     Actual Base Salary Earnings × Target Award Opportunity × Performance Score for Each Goal
Actual base salary earnings are the base compensation earned from January 1 through December 31. The overall performance score is the scores for each of the financial, business and personal objectives multiplied by their weighting and added together.
Timing of Payment
Earned disbursement of the 2006 Bonus amounts will occur after the 2006 financial results have been tabulated, E&Y has finished their audit and the Audit Committee has signed-off on the results of the audit; estimated to be early February, 2007. Also, all payments must be approved in advance by the Compensation Committee of the Board of Directors. In all events, bonus amounts will be paid no later than December 31, 2007 with respect to the 2006 bonus program
Administration
The Compensation Committee of the Board of Directors has the full power, authority and discretion to construe, interpret and administer this bonus program. The Compensation Committee may delegate this authority to any appropriate person or persons and such delegates shall have all the powers the Compensation Committee would have if it had acted itself. As a condition of eligibility to participate in this bonus program, a participant must accept that all determinations of the Compensation Committee or any of its delegates will be final, conclusive and binding.
Amendment
The Compensation Committee, in its sole discretion, may, at any time with or without notice, amend, modify, suspend or terminate this bonus program, including the right to suspend or eliminate some or all payments under this bonus program at any time.

Assignment
Payments under this bonus program may not be assigned or alienated.
Applicable Law
This document shall be governed by the laws of the State of Indiana.
No Employment Rights
Nothing contained in this bonus program shall be construed as a contract of employment between ACL or its subsidiaries and a participant or as a right of any participant to be continued in the employment of ACL or its subsidiaries, or as a limitation of the right of ACL or its subsidiaries to discharge any of its employees with or without cause.

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